EXHIBIT 99.2

P.O. Box 25099     •    Richmond, VA 23260    •    Phone: (804) 359-9311    •    Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE:	4:00 p.m. EST
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Second Quarter Results

Richmond, VA, November 7, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that income from continuing operations for the quarter ended September 30, 2006, was $28.3 million, or $0.92 per diluted share, compared to $23.1 million, or $0.90 per diluted share, last year. After accounting for a loss on the sale of the Company’s Dutch non-tobacco businesses on September 1, 2006, and the results of those operations prior to the sale, net income for the quarter was $3.1 million, or $0.09 per diluted share, compared to $26.5 million, or $1.03 per diluted share, last year. Revenues in the quarter were $630 million, up 6.7% from the same period last year principally due to higher sales prices in Brazil, which were mostly related to currency changes there.

For the six months ended September 30, 2006, income from continuing operations was $13.2 million, or $0.23 per diluted share, including the effect of a $12.3 million impairment charge on long-lived assets in Zambia, on which no tax benefit was recognized, and a $4.9 million valuation allowance on deferred tax assets there. The total effect of these issues related to Zambia was a reduction of net income of $17.2 million, or $0.67 per diluted share. Net income for the six months was $0.7 million, including the sale of the Dutch non-tobacco businesses and the results of those operations prior to sale. After accounting for preferred dividends, the net loss per diluted share was $0.25. Revenues for the six months increased by about 9%, to $1.15 billion, due to strong carryover sales in the current year’s first quarter in the United States and higher sales prices in Brazil.

On September 1, 2006, the Company completed the sale (the “Deli Sale”) of the non-tobacco businesses managed by its wholly owned subsidiary, Deli Universal Inc. (the “Deli Operations”). Those businesses were in the lumber and building products distribution segment and a portion of the agri-products segment. The total value of the transaction was $567 million. After selling and other expenses, the Company realized a net value of approximately $552 million, consisting of net cash proceeds of $398 million and the buyer’s assumption of $154 million in debt of the acquired businesses. The Company’s financial statements now report the results and financial position of the businesses that were sold as discontinued operations. Those operations earned $8 million after taxes during the portion of the quarter that the Company owned them and $20.8 million for the five-month period before the sale. During fiscal year 2007, these earnings were a result of improved performance by the lumber and building products distribution group offset by lower results in agri-products. As required by the accounting rules, those results reflect the cessation of depreciation effective July 6, 2006. Interest expense was also allocated to these operations for all periods presented. The Company recorded a net loss on the sale of approximately $33 million, which stems primarily from transaction costs, a small discount to book value, and the recognition in earnings of items previously recorded in other comprehensive income. The

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loss, net of earnings to the date of sale, was $0.83 per diluted share for the quarter and $0.48 per diluted share for the six months. The value of the transaction is subject to refinement, which could result in future adjustments. Those adjustments could also affect the loss on the sale.

Tobacco segment earnings improved by $9 million, or 16% in the second fiscal quarter. That improvement occurred despite the effect of approximately $15 million in additional provisions for farmer receivables caused by the Company’s reduction of primarily flue-cured crops in Brazil and Africa and short deliveries by poor performing farmers. The Company also recorded $14 million in lower of cost or market inventory adjustments in Africa related to the high cost of flue-cured growing projects there. In addition, shipment delays reduced results of the Company’s oriental tobacco joint venture during this seasonally low period. The increase in tobacco segment earnings was primarily due to improved sales mix and volumes, as well as benefits from prior actions to reduce costs. An improved sales mix of South American tobaccos and increased volumes of leaf handled in or sold from the United States, Asia, and Europe increased earnings. Dark tobacco operations improved on generally higher volumes and some pricing improvement. The quarter also benefited from $3 million in gains on the sale of property and equipment, as well as from cost savings from last year’s closure of a processing facility and two administrative and sales offices. Finally, the Company’s results reflect the favorable resolution of a tax case in South America that resulted in the recovery of $8.5 million in revenue taxes and interest in the quarter. The recovery was recorded as part of sales and other operating revenues.

The six-month results for the tobacco segment were largely influenced by the effect of the second quarter performance although the Company also recognized benefits from carryover sales of tobaccos from Europe, Asia, and the United States that were partially offset by last year’s sales of old crop tobacco from Malawi. Losses incurred in Zimbabwe operations last year prior to their deconsolidation also contributed to the favorable earnings comparisons. Excluding Zimbabwe’s losses last year, lower foreign exchange remeasurement gains nearly offset the effect of the $8.5 million tax recovery in South America for the six-month period.

The agri-products segment, which is now composed of the Company’s dried fruits and nuts business, has continued to post losses in the quarter related to inventory write-downs and legal costs at a California nut processing subsidiary. The net loss for this segment totaled $8.4 million for the quarter and $8.6 million for the six months compared to prior year income of $2.3 million for the quarter and $4.4 million for the six months.

Corporate overhead increased by about $5 million in the six-month period primarily because of the combined effect of increased costs due to new stock-based compensation accounting rules, professional fees, and last year’s exchange gain on withholding taxes. The increased costs were partially mitigated by the increase in investment income from the temporary investment of proceeds of the Deli Sale.

The Company’s consolidated effective income tax rates for continuing operations for the three and six months ended September 30, 2006, were approximately 37% and 70%, respectively. The tax rate for the six months is substantially higher than that of the second quarter because of the effect of the Zambian impairment charge, which had no tax benefit, and the write-off of deferred tax assets related to those operations. Income tax expense for the six months ended September 30, 2006, was approximately $9.5 million higher than it would have been at the approximately 37% effective tax rate applicable to pretax earnings excluding the charge. The consolidated effective income tax rates for continuing operations for the three and six months ended September 30, 2005, were approximately 42% and 44%, respectively. The effective tax rate expected for the remainder of the fiscal year is lower than the prior fiscal year primarily because of the deconsolidation of the Zimbabwe operations.

Mr. King stated, “The remainder of the fiscal year is expected to benefit from stronger shipments from Africa and continued strong results in the United States, especially as we realize more of the savings from the

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Danville plant closure which was completed in fiscal year 2006. We are reducing our 2007 crop production in Brazil, which caused an increase in bad debt provisions related to accounts receivable from farmers during the first six months of the fiscal year. These provision increases in Brazil should not continue during the second half of the current fiscal year. We will continue our efforts to improve operations and to eliminate unproductive operations and assets worldwide. While it will take time to restore our profitability to prior levels, we continue to believe that these steps are essential, and we have made significant progress.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2006.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing 888-203-1112.

Headquartered in Richmond, Virginia, Universal Corporation (UVV:NYSE) has operations in tobacco and agri-products. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$629,656	$590,416	$1,154,343	$1,061,478
Costs and expenses
Cost of goods sold	500,224	470,403	935,770	859,851
Selling, general and administrative expenses	73,587	64,698	143,398	127,412
Impairment charge	—	—	12,289	—

Operating income	55,845	55,315	62,886	74,215
Equity in pretax earnings (loss) of unconsolidated affiliates	(728)	838	(4,268)	(2,217)
Interest expense	15,083	15,387	28,961	30,005

Income before income taxes and other items	40,034	40,766	29,657	41,993
Income taxes	15,008	17,254	20,850	18,349
Minority interests	(3,237)	432	(4,380)	(1,473)

Income from continuing operations	28,263	23,080	13,187	25,117

Discontinued operations:
Operating results of discontinued operations, net of income taxes	8,101	3,434	20,829	13,216
Loss on sale of businesses, net of income taxes	(33,285)	—	(33,285)	—

Income (loss) from discontinued operations, net of income taxes	(25,184)	3,434	(12,456)	13,216

Net income	3,079	26,514	731	38,333
Dividends on convertible perpetual preferred stock	(3,713)	—	(7,260)	—

Earnings (loss) available to common shareholders	$(634)	$26,514	$(6,529)	$38,333

Basic earnings (loss) per common share:
From continuing operations	$0.95	$0.90	$0.23	$0.98
From discontinued operations:
Operating results	0.31	0.13	0.81	0.51
Loss on sale of businesses	(1.29)	—	(1.29)	—

Total from discontinued operations	(0.98)	0.13	(0.48)	0.51

Net income (loss)	$(0.03)	$1.03	$(0.25)	$1.49

Diluted earnings (loss) per common share:
From continuing operations	$0.92	$0.90	$0.23	$0.97
From discontinued operations:
Operating results	0.26	0.13	0.81	0.51
Loss on sale of businesses	(1.09)	—	(1.29)	—

Total from discontinued operations	(0.83)	0.13	(0.48)	0.51

Net income (loss)	$0.09	$1.03	$(0.25)	$1.48

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2006	September 30, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$348,432	$73,956	$64,094
Accounts receivable, net	250,833	267,969	250,999
Advances to suppliers, net	78,647	144,329	119,131
Accounts receivable - unconsolidated affiliates	53,647	919	16,675
Inventories - at lower of cost or market:
Tobacco	755,768	797,516	666,708
Agri-products	47,584	92,807	71,885
Other	59,727	63,151	42,446
Prepaid income taxes	3,287	8,250	3,943
Deferred income taxes	28,698	6,935	22,078
Other current assets	64,938	47,786	52,296
Current assets of discontinued operations	—	450,044	492,343

Total current assets	1,691,561	1,953,662	1,802,598
Property, plant and equipment
Land	17,279	17,711	16,796
Buildings	249,893	242,865	252,148
Machinery and equipment	526,467	609,093	541,392

	793,639	869,669	810,336
Less accumulated depreciation	(401,712)	(404,336)	(395,816)

	391,927	465,333	414,520
Other assets
Goodwill and other intangibles	106,274	106,067	106,179
Investments in unconsolidated affiliates	94,839	80,954	95,988
Deferred income taxes	93,267	83,213	86,197
Other noncurrent assets	175,069	190,571	182,914
Noncurrent assets of discontinued operations	—	200,445	212,945

	469,449	661,250	684,223

Total assets	$2,552,937	$3,080,245	$2,901,341

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2006	September 30, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$169,962	$395,800	$318,724
Accounts payable	214,047	238,217	208,385
Accounts payable - unconsolidated affiliates	2,220	1,411	2,727
Customer advances and deposits	177,853	144,152	98,750
Accrued compensation	14,825	13,318	17,564
Income taxes payable	25,262	6,305	11,890
Current portion of long-term obligations	18,526	113,432	8,537
Current liabilities of discontinued operations	—	248,771	271,229

Total current liabilities	622,695	1,161,406	937,806

Long-term obligations	752,781	835,267	762,201

Postretirement benefits other than pensions	44,422	44,117	45,560

Other long-term liabilities	126,025	125,001	123,591

Deferred income taxes	24,768	31,589	31,072

Noncurrent liabilities of discontinued operations	—	19,588	18,441

Total liabilities	1,570,691	2,216,968	1,918,671

Minority interests	9,160	31,115	17,799

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 authorized shares, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 authorized shares, 220,000 issued and outstanding (none at September 30, 2005, and 200,000 at March 31, 2006)	213,024	—	193,546
Common stock, no par value, 100,000,000 authorized shares, 25,770,306 issued and outstanding (25,715,109 at September 30, 2005, and 25,748,306 at March 31, 2006)	124,601	118,933	120,618
Retained earnings	669,305	750,509	697,987
Accumulated other comprehensive loss	(33,844)	(37,280)	(47,280)

Total shareholders’ equity	973,086	832,162	964,871

Total liabilities and shareholders’ equity	$2,552,937	$3,080,245	$2,901,341

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$731	$38,333
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss (income) from discontinued operations	12,456	(13,216)
Depreciation	24,163	25,597
Amortization	1,005	1,875
Impairment charge	12,289	—
Other, net	(1,083)	10,563
Changes in operating assets and liabilities, net	(18,861)	(113,120)

Net cash provided (used) by operating activities of continuing operations	30,700	(49,968)

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(16,002)	(38,060)
Proceeds from sale of businesses, less cash of businesses sold	379,379	—
Proceeds from sale of property, plant, and equipment and other	7,762	—

Net cash provided (used) by investing activities of continuing operations	371,139	(38,060)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	(128,052)	144,726
Repayment of long-term debt	—	(13,554)
Issuance of convertible perpetual preferred stock, net of issuance costs	19,478	—
Issuance of common stock	54	1,413
Dividends paid on common stock	(22,153)	(21,587)
Dividends paid on convertible perpetual preferred stock	(7,260)	—
Other	—	(4,112)

Net cash provided (used) by financing activities of continuing operations	(137,933)	106,886

Net cash provided by continuing operations	263,906	18,858

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	10,898	71,832
Net cash used by investing activities of discontinued operations	(7,927)	(5,023)
Net cash provided (used) by financing activities of discontinued operations	14,836	(62,416)

Net cash provided by discontinued operations	17,807	4,393

Effect of exchange rate changes on cash	87	(498)

Net increase in cash and cash equivalents	281,800	22,753
Cash and cash equivalents of continuing operations at beginning of year	64,094	55,596
Cash and cash equivalents of discontinued operations at beginning of year	2,538	3,029
Less: Cash and cash equivalents of discontinued operations at end of period	—	7,422

Cash and cash equivalents at end of period	$348,432	$73,956

Significant non-cash items from investing activities of continuing operations for the six months ended September 30, 2006, included the buyer’s assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco and agri-products. Previously, the Company also had operations in lumber and building products; however, those businesses, along with a portion of its agri-products operations, were sold on September 1, 2006 (see Note 3). Because of the seasonal nature of its businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At September 30, 2006, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $177 million. About 70% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $177 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $9 million and $6 million at September 30, 2006 and 2005, respectively, and approximately $8 million at March 31, 2006.

The Company has disclosed contingent liabilities related to several legal matters in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. In addition to those matters, in September 2006, a California jury decided a case involving an employment matter at one of the Company’s agri-products subsidiaries in favor of the plaintiffs and awarded them compensatory damages of approximately $0.2 million and punitive damages of $25 million. The Company believes the jury verdict is flawed and is taking appropriate steps to have it set aside or substantially reduced. Management and outside legal counsel believe this result is likely because both California law and recent United States Supreme Court decisions generally provide that punitive damages must be reasonably related to the amount awarded for compensatory damages. The Company has accrued outside counsel’s estimate of the probable liability that will ultimately be incurred in this case. While that amount is not material to Universal’s consolidated financial statements, the Company could incur additional charges in a future period, which could be material, if the ultimate liability exceeds the amount accrued.

In addition to the above-mentioned matters, various subsidiaries of the Company are involved in other litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Investment in Zimbabwe Operations

The Company deconsolidated its operations in Zimbabwe as of January 1, 2006, under U.S. accounting requirements that apply under certain conditions to foreign subsidiaries that are subject to foreign exchange controls and other government restrictions. After deconsolidation, the Company recorded a non-cash impairment charge during the quarter ended March 31, 2006, to adjust the investment in those operations to estimated fair value. The investment is now accounted for using the cost method and is reported on the balance sheet in investments in unconsolidated affiliates. Business operations in Zimbabwe were not impacted by the financial reporting change or the non-cash charge, and the Company intends to continue its operations there. At September 30, 2006, the remaining investment in the Zimbabwe operations was approximately $8.6 million. In addition to that investment, the Company has a net foreign currency translation loss associated with those operations of approximately $7.2 million, which remains a component of accumulated other comprehensive loss.

NOTE 3. DISCONTINUED OPERATIONS

On September 1, 2006, Universal completed the sale of the non-tobacco businesses managed by its wholly owned subsidiary, Deli Universal, Inc. (“Deli”) to NVDU Acquisition B.V. (“NVDU”), a newly-formed entity owned by affiliates of a Netherlands-based merchant bank, a Netherlands-based private company, and managers of the businesses that were sold. The businesses sold comprised the Company’s entire lumber and building products segment and a portion of its agri-products segment. The total value of the transaction was approximately $567 million. After selling and other expenses, Universal realized a net value of $552 million, consisting of net cash proceeds of $398 million and the buyer’s assumption of $154 million of debt with the acquired businesses. The Company recorded a net loss on the sale of $33.3 million, consisting of a pretax loss of $32.8 million and income tax expense of $0.5 million primarily related to net deferred tax assets that will not be realized as a result of the sale. The sales price and loss on sale are subject to adjustment based on final settlement under the terms of the agreement with the buyer.

The results of operations for the Company’s discontinued non-tobacco operations were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2006*	2005	2006*	2005
Sales and other operating revenues	$233,150	$328,888	$651,672	$717,970
Costs and expenses	220,594	323,568	618,472	696,604

Income before income taxes and other items	12,556	5,320	33,200	21,366
Income taxes	4,437	1,900	11,786	7,628
Minority interest	18	(14)	585	522

Operating results of discontinued operations, net of income taxes	$8,101	$3,434	$20,829	$13,216

*	Reflects results for the two- and five-month periods ended September 1, 2006.

As required under the applicable accounting guidance, the results shown above for the three and six months ended September 30, 2006 do not reflect depreciation expense after July 6, 2006, the date the agreement to sell the businesses was reached and they were classified as “held for sale.” This increased the earnings for the two- and five-month periods ended September 1, 2006, by approximately $3.3 million before taxes and $2.1 million after taxes. In addition, as permitted under the accounting standards, the Company has allocated interest expense to the discontinued operations for all periods based on the ratio of the net assets of those operations to consolidated net assets. Total interest allocated in addition to direct third-party interest incurred by the businesses sold was $1.9 million and $4.8 million for the two months and five months ended September 1, 2006, respectively, and $3.1 million and $6.2 million for the three and six months ended September 30, 2005.

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Universal Corporation

The assets and liabilities of the discontinued non-tobacco operations reflected in the prior period consolidated balance sheets at September 30, 2005 and March 31, 2006, were composed of the following:

	September 30, 2005	March 31, 2006
Assets
Cash and cash equivalents	$7,422	$2,538
Accounts receivable, net	207,899	215,014
Inventories:
Lumber and building products	139,797	170,331
Agri-products	72,041	94,237
Other current assets	22,885	10,223

Total current assets	450,044	492,343

Property, plant and equipment, net	155,232	167,577
Goodwill and other intangibles	29,097	29,951
Other noncurrent assets	16,116	15,417

Total noncurrent assets	200,445	212,945

Total assets	$650,489	$705,288

Liabilities
Notes payable and overdrafts	$99,635	$129,877
Accounts payable	124,417	124,347
Other current liabilities	24,719	17,005

Total current liabilities	248,771	271,229

Other non-current liabilities	9,220	12,491
Deferred income taxes	10,368	5,950

Total noncurrent liabilities	19,588	18,441

Total liabilities	$268,359	$289,670

NOTE 4. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

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	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
(In thousands, except per share data)
Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income from continuing operations	$28,263	$23,080	$13,187	$25,117
Less: Dividends on convertible perpetual preferred stock	(3,713)	—	(7,260)	—

Earnings available to common shareholders from continuing operations	24,550	23,080	5,927	25,117

From discontinued operations:
Operating results	8,101	3,434	20,829	13,216
Loss on sale of businesses	(33,285)	—	(33,285)	—

Earnings (loss) available to common shareholders from discontinued operations	(25,184)	3,434	(12,456)	13,216

Net income (loss) available to common shareholders	$(634)	$26,514	$(6,529)	$38,333

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	25,760	25,709	25,754	25,690

Basic earnings (loss) per share:
From continuing operations	$0.95	$0.90	$0.23	0.98
From discontinued operations:
Operating results	0.31	0.13	0.81	0.51
Loss on sale of businesses	(1.29)	—	(1.29)	—

Total from discontinued operations	(0.98)	0.13	(0.48)	0.51

Net income (loss) per share	$(0.03)	1.03	(0.25)	1.49

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$24,550	$23,080	$5,927	$25,117
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	—	—	—

Earnings available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	28,263	23,080	5,927	25,117

From discontinued operations:
Operating results	8,101	3,434	20,829	13,216
Loss on sale of businesses	(33,285)	—	(33,285)	—

Earnings (loss) available to common shareholders from discontinued operations	(25,184)	3,434	(12,456)	13,216

Net income (loss) available to common shareholders	$3,079	$26,514	$(6,529)	$38,333

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	25,760	25,709	25,754	25,690
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,709	—	—	—
Employee share-based awards	146	133	130	130

Denominator for diluted earnings (loss) per share	30,615	25,842	25,885	25,820

Diluted earnings (loss) per share:
From continuing operations	$0.92	$0.90	$0.23	0.97
From discontinued operations:
Operating results	0.26	0.13	0.81	0.51
Loss on sale of businesses	(1.09)	—	(1.29)	—

Total from discontinued operations	(0.83)	0.13	(0.48)	0.51

Net income (loss) per share	$0.09	1.03	(0.25)	1.48

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Universal Corporation

For the three months ended September 30, 2006, conversion of the Company’s outstanding Series B 6.75% Convertible Perpetual Preferred Stock was assumed since the effect is dilutive to earnings per share from continuing operations. For the related six-month period, the effect was antidilutive and conversion was not assumed. The Preferred Stock was not outstanding during the three- and six-month periods ended September 30, 2005.

For the three months ended September 30, 2006, the effect of Preferred Stock and employee share-based awards is antidilutive to the per-share loss on sale of businesses in discontinued operations. Under the applicable financial reporting guidelines, this antidilutive effect is shown since these securities are dilutive to earnings per share from continuing operations for that period.

NOTE 5. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2006
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES
Tobacco	$545,832	$504,727	$993,443	$900,119
Agri-products	83,824	85,689	160,900	161,359

Consolidated total from continuing operations	$629,656	$590,416	$1,154,343	$1,061,478

OPERATING INCOME (LOSS)
Tobacco	$69,210	$59,736	$94,580	$77,607
Agri-products	(8,368)	2,265	(8,559)	4,429

Total segment operating income	60,842	62,001	86,021	82,036

Less:
Corporate expenses	5,725	5,848	15,114	10,038
Equity in pretax earnings (loss) of unconsolidated affiliates	(728)	838	(4,268)	(2,217)
Impairment charge	—	—	12,289	—

Consolidated total from continuing operations	$55,845	$55,315	$62,886	$74,215

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